                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1997 through 2001
                     and Twelve Months Ended April 30, 2002
                       (in thousands except ratio amounts)
                       -----------------------------------

                                             April 30,
                                               2002          2001          2000         1999          1998          1997
                                               ----          ----          ----         ----          ----          ----
Earnings:
   Pre-tax income from continuing
     operations                              $ 81,595      $ 90,683      $ 99,199     $103,077      $100,938      $ 86,484
   Distributed income of equity
     investees                                  9,576         9,885         4,255         --            --           9,252
   Fixed charges                               45,225        47,793        44,368       37,978        38,415        39,263
                                             --------      --------      --------     --------      --------      --------
     Total Adjusted Earnings                 $136,396      $148,361      $147,822     $141,055      $139,353      $134,999
                                             ========      ========      ========     ========      ========      ========

Fixed Charges:
   Interest                                  $ 43,487      $ 45,286      $ 42,010     $ 35,911      $ 36,453      $ 36,949
   Amortization of debt expense                   355           420           465          323           304           346
   One-third of rental expense                  1,383         2,087         1,893        1,744         1,658         1,968
                                             --------      --------      --------     --------      --------      --------
     Total Fixed Charges                     $ 45,225      $ 47,793      $ 44,368     $ 37,978      $ 38,415      $ 39,263
                                             ========      ========      ========     ========      ========      ========

Ratio of Earnings to Fixed Charges               3.02          3.10          3.33         3.71          3.63          3.44
                                                 ====          ====          ====         ====          ====          ====
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